Exhibit 99.1

RPC, Inc. Reports Second Quarter 2023 Financial Results

ATLANTA, July 26, 2023 - RPC, Inc. (NYSE: RES) today announced its unaudited results for the second quarter and six months ended June 30, 2023. RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production, and development of oil and gas properties throughout the United States and in selected international markets.

For the quarter ended June 30, 2023, RPC generated revenues of $415.9 million, a decrease compared to $476.7 million in the first quarter. Revenues declined due to job delays and cancellations by several pressure pumping customers as well as weaker activity levels in most of the natural gas-directed basins in which RPC operates. Operating profit for the second quarter of 2023 was $82.4 million compared to $90.7 million in the first quarter. Net income for the second quarter of 2023 was $65.0 million, or $0.30 diluted earnings per share, compared to net income of $71.5 million, or $0.33 diluted earnings per share, in the first quarter.

Adjusted operating profit1 for the second quarter of 2023 was $83.3 million compared to $108.0 million in the first quarter of 2023. Adjusted net income2 for the second quarter of 2023 was $65.7 million, or $0.30 adjusted diluted earnings per share2, compared to adjusted net income of $84.9 million, or $0.39 adjusted diluted earnings per share, in the first quarter. Adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA)3 for the second quarter of 2023 was $110.1 million, a decrease compared to $132.9 million in the first quarter. In connection with the final termination of our pension plan, RPC recorded a non-cash pension settlement charge of $911 thousand in the second quarter of 2023 compared to a $17.4 million charge in the prior quarter.

Cost of revenues during the second quarter of 2023 was $265.8 million compared to $305.3 million in the first quarter. Cost of revenues as a percentage of revenues was 63.9 percent in the second quarter of 2023, essentially the same as 64.0 percent of revenues in the first quarter. Selling, general and administrative expenses were $43.6 million in the second quarter of 2023 compared to $42.2 million in the first quarter of 2023. Depreciation and amortization was $26.2 million in the second quarter of 2023 compared to $24.1 million in the first quarter of 2023.

1Adjusted operating profit is a financial measure which does not conform to GAAP. Additional disclosure regarding this non-GAAP financial measure and its reconciliation to operating profit, the nearest GAAP financial measure, is disclosed in Appendix A to this press release.

2Adjusted net income and adjusted diluted earnings per share are financial measures which do not conform to GAAP. Additional disclosure regarding these non-GAAP financial measures and their reconciliation to net income and income per share, the nearest GAAP financial measures, are disclosed in Appendix B to this press release.

3Adjusted EBITDA and EBITDA are financial measures which do not conform to GAAP. Additional disclosure regarding these non-GAAP financial measures and their reconciliation to net income, the nearest GAAP financial measure, are disclosed in Appendix C to this press release.

Second Quarter 2023 Earnings Release

RPC’s revenues for the quarter ended June 30, 2023 increased by $40.4 million, or 10.7 percent, compared to the second quarter of the prior year due to improved pricing, higher customer activity levels and a larger active fleet of revenue-producing equipment. Cost of revenues during the second quarter of 2023 increased by $4.9 million compared to the second quarter of 2022. As a percentage of revenues, cost of revenues decreased to 63.9 percent in the second quarter of 2023 from 69.5 percent in the second quarter of 2022 because of improved pricing for our services and increases in customer supplied materials, as well as reduced maintenance expense due to an improvement in the average age of our equipment.

Selling, general and administrative expenses increased by $7.7 million in the second quarter of 2023 compared to the second quarter of the prior year primarily due to costs related to the settlement of a vendor dispute and the July 1, 2023 acquisition of Spinnaker Oilwell Services, LLC (“Spinnaker”). RPC’s operating profit in the second quarter of 2023 was $82.4 million, compared to $60.4 million in the second quarter of 2022. Net income for the second quarter of 2023 was $65.0 million compared to $46.9 million in the second quarter of 2022. Adjusted EBITDA3 for the second quarter of 2023 was $110.1 million compared to $80.6 million in the second quarter of 2022.

For the six months ended June 30, 2023, revenues increased 35.2 percent to $892.5 million compared to $660.1 million for the same period last year. Net income for the six-month period was $136.5 million, or $0.63 diluted earnings per share, compared to net income of $62.0 million, or $0.29 diluted earnings per share, in the same period last year.

Rig Count and Commodity Price Statistics

The average U.S. domestic rig count during the second quarter of 2023 was 719, a 5.4 percent decrease compared to the first quarter of 2023, and unchanged compared to the same period in 2022. The average price of oil during the second quarter of 2023 was $73.54 per barrel, a 3.2 percent decrease compared to the first quarter of 2023, and a 32.5 percent decrease compared to the same period in 2022. The average price of natural gas during the second quarter of 2023 was $2.16 per Mcf, a decrease of 18.8 percent compared to the first quarter of 2023, and a 71.2 percent decrease compared to the same period in the prior year.

Management Commentary

“RPC’s second quarter 2023 financial results reflect a slight decline in drilling and completion activity, particularly in natural gas-directed basins. This weakness impacted our pressure pumping revenues and profits, as several large customers either reduced their well completion activity or delayed completion work,” stated Ben M. Palmer, RPC’s President and Chief Executive Officer. “While we believe that this slowdown is temporary, we are taking prudent cost-cutting measures to better align our cost structure to activity levels.

“As we announced several weeks ago, RPC acquired Spinnaker Oilwell Services, a leading provider of oilfield cementing services in the Permian and mid-Continent basins. This acquisition will significantly expand our cementing business beyond its current location in South Texas to two other basins in which we provide our other services. As we begin the integration of Spinnaker into our operations, we continue to be impressed with the quality of Spinnaker’s management, employees and operations,” concluded Palmer.

Second Quarter 2023 Earnings Release

Summary of Segment Operating Performance

RPC manages two operating segments – Technical Services and Support Services.

Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well. These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues. The Technical Services segment includes pressure pumping, downhole tools and services, coiled tubing, nitrogen, hydraulic workover services, surface pressure control equipment, well control, cementing and fishing tool operations.

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations. The equipment and services offered include rental of tubulars and related tools, pipe inspection and storage services, and oilfield training services.

Technical Services second quarter 2023 revenues decreased by 13.7 percent compared to the prior quarter but increased by 9.5 percent compared to the same period of the prior year. Technical Services generated an operating profit of $77.0 million in the second quarter of 2023 compared to $103.5 million in the prior quarter and an operating profit of $59.8 million in the second quarter of the prior year. The year-over-year improvements in Technical Services operating results were driven by higher customer activity levels, improved pricing, and a larger active fleet of revenue-producing equipment.

Support Services revenues increased by 4.7 percent during the second quarter of 2023 compared to the prior quarter and by 33.2 percent compared to the same period of the prior year. The revenue increase was due to higher activity levels and improved pricing within rental tools. Support Services generated an operating profit of $7.9 million in the second quarter of 2023 and $6.6 million in the first quarter. Second quarter 2023 Support Services operating profit increased by $4.6 million compared to the second quarter of the prior year due to higher activity levels, improved pricing, and leverage of higher revenues over costs that are fixed during the short term.

(in thousands)	Three Months Ended			Six Months Ended June 30,
	June 30,	March 31,	June 30,
	2023	2023	2022	2023	2022
Revenues:
Technical Services	$390,018	$451,991	$356,103	$842,009	$622,452
Support Services	25,840	24,677	19,404	50,517	37,679
Total revenues	$415,858	$476,668	$375,507	$892,526	$660,131
Operating profit:
Technical Services	$77,017	$103,533	$59,827	$180,550	$81,638
Support Services	7,920	6,644	3,334	14,564	6,114
Corporate expenses	(4,672)	(5,081)	(4,544)	(9,753)	(9,054)
Pension settlement charges	(911)	(17,375)	-	(18,286)	-
Gain on disposition of assets, net	3,015	2,936	1,798	5,951	4,752
Total operating profit	$82,369	$90,657	$60,415	$173,026	$83,450
Interest expense	(73)	(72)	(222)	(145)	(400)
Interest income	2,698	1,855	128	4,553	143
Other income, net	631	761	79	1,392	583

Income before income taxes	$85,625	$93,201	$60,400	$178,826	$83,776

Second Quarter 2023 Earnings Release

RPC, Inc. will hold a conference call today, July 26, 2023 at 9:00 a.m. ET to discuss the results for the quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of RPC, Inc.’s website at rpc.net. The live conference call can also be accessed by calling (888) 440-5966, or (646) 960-0125 for international callers, and use conference ID number 9842359. For those not able to attend the live conference call, a replay will be available in the investor relations section of RPC, Inc.’s website beginning approximately two hours after the call and for a period of 90 days.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found at rpc.net.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including all statements that look forward in time or express management’s beliefs, expectations or hopes. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements, including statements regarding (i) our belief that the slowdown in drilling and completion activity is temporary, and (ii) our continued belief in the quality of Spinnaker’s management and operations. Additional discussion of factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates, and expectations is contained in RPC's Form 10-K for the year ended December 31, 2022.

For information about RPC, Inc., please contact:

Michael L. Schmit, Chief Financial Officer

(404) 321-2140

irdept@rpc.net

Jim Landers, Vice President Corporate Services

(404) 321-2162

JLanders@rpc.net

Second Quarter 2023 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)

	Three Months Ended			Six Months Ended
Periods ended, (Unaudited)	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
REVENUES	$415,858	$476,668	$375,507	$892,526	$660,131
COSTS AND EXPENSES:
Cost of revenues	265,786	305,250	260,917	571,036	469,754
Selling, general and administrative expenses	43,604	42,197	35,879	85,801	72,119
Pension settlement charges	911	17,375	-	18,286	-
Depreciation and amortization	26,203	24,125	20,094	50,328	39,560
Gain on disposition of assets, net	(3,015)	(2,936)	(1,798)	(5,951)	(4,752)
Operating profit	82,369	90,657	60,415	173,026	83,450
Interest expense	(73)	(72)	(222)	(145)	(400)
Interest income	2,698	1,855	128	4,553	143
Other income, net	631	761	79	1,392	583
Income before income taxes	85,625	93,201	60,400	178,826	83,776
Income tax provision	20,612	21,677	13,461	42,289	21,758
NET INCOME	$65,013	$71,524	$46,939	$136,537	$62,018

EARNINGS PER SHARE
Basic	$0.30	$0.33	$0.22	$0.63	$0.29
Diluted	$0.30	$0.33	$0.22	$0.63	$0.29

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	216,398	217,152	216,565	216,762	216,403
Diluted	216,398	217,152	216,565	216,762	216,403

Second Quarter 2023 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	(In thousands)
	June 30, 2023	December 31, 2022
	(Unaudited)
ASSETS
Cash and cash equivalents	$100,535	$126,424
Accounts receivable, net	393,609	416,568
Inventories	104,194	97,107
Income taxes receivable	53,148	42,403
Prepaid expenses	14,427	17,753
Purchase of business - advance	78,982	-
Other current assets	3,440	3,086
Total current assets	748,335	703,341
Property, plant and equipment, net	387,988	333,093
Operating lease right-of-use assets	27,331	28,864
Goodwill	32,150	32,150
Other assets	32,384	31,565
Total assets	$1,228,188	$1,129,013

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$88,006	$115,213
Accrued payroll and related expenses	26,099	33,161
Accrued insurance expenses	5,165	3,232
Accrued state, local and other taxes	6,417	4,296
Income taxes payable	404	499
Pension liabilities	-	9,610
Current portion of operating lease liabilities	9,201	10,728
Other accrued expenses	1,807	1,864
Total current liabilities	137,099	178,603
Long-term accrued insurance expenses	9,640	7,149
Long-term retirement plan liabilities	23,526	23,106
Long-term operating lease liabilities	19,555	19,517
Other long-term liabilities	3,938	5,430
Deferred income taxes	47,028	37,473
Total liabilities	240,786	271,278
Common stock	21,641	21,661
Capital in excess of par value	-	-
Retained earnings	968,023	856,013
Accumulated other comprehensive loss	(2,262)	(19,939)
Total stockholders' equity	987,402	857,735
Total liabilities and stockholders' equity	$1,228,188	$1,129,013

Second Quarter 2023 Earnings Release

Appendix A

RPC, Inc. has used the non-GAAP financial measure of adjusted operating profit in today's earnings release and anticipates using this non-GAAP financial measure in today's earnings conference call. This measure should not be considered in isolation or as a substitute for operating profit, or other performance measures prepared in accordance with GAAP.

Management believes that presenting the financial measure of adjusted operating profit enables us to compare our operating performance consistently over various time periods.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of this non-GAAP measure with its most directly comparable GAAP measure. This reconciliation also appears on RPC, Inc.'s investor website, which can be found on the Internet at rpc.net.

The Reconciliation of Operating Profit to Adjusted Operating Profit is shown below:

Periods ended, (Unaudited)	Three Months Ended			Six Months Ended
(In thousands)	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Reconciliation of Operating Profit to Adjusted Operating Profit

Operating Profit	$82,369	$90,657	$60,415	$173,026	$83,450
Add:
Pension settlement charges	911	17,375	-	18,286	-
Adjusted Operating Profit	$83,280	$108,032	$60,415	$191,312	$83,450

Second Quarter 2023 Earnings Release

Appendix B

RPC, Inc. has used the non-GAAP financial measures of adjusted net income and adjusted diluted earnings per share in today's earnings release and anticipates using these non-GAAP financial measures in today's earnings conference call. These measures should not be considered in isolation or as a substitute for net income, income per share, or other performance measures prepared in accordance with GAAP.

Management believes that presenting the financial measures of adjusted net income and adjusted income per share, enable us to compare our operating performance consistently over various time periods.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of these non-GAAP measures with their most directly comparable GAAP measures. This reconciliation also appears on RPC, Inc.'s investor website, which can be found on the Internet at rpc.net.

The Reconciliation of Net Income to Adjusted Net Income and the Reconciliation of Diluted Earnings Per Share to Adjusted Diluted Earnings Per Share is shown below:

Periods ended, (Unaudited)	Three Months Ended			Six Months Ended
(In thousands)	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Reconciliation of Net Income to Adjusted Net Income

Net Income	$65,013	$71,524	$46,939	$136,537	$62,018
Adjustments:
Pension settlement charges, before taxes	911	17,375	-	18,286	-
Tax effect of pension settlement charges *	(220)	(4,048)	-	(4,315)	-
Total adjustments, net of tax	691	13,327	-	13,971	-

Adjusted Net Income	$65,704	$84,851	$46,939	$150,508	$62,018

*  The sum of adjustments for the three-month periods presented may differ from the amounts for the six month period due to the differences in effective tax rate for each period.

Reconciliation of Diluted Earnings Per Share to Adjusted Diluted Earnings Per Share

Diluted Earnings Per Share	$0.30	$0.33	$0.22	$0.63	$0.29
Add:
Pension settlement charges, net of tax	$0.00	$0.06	$0.00	$0.06	$0.00

Adjusted Diluted Earnings Per Share	$0.30	$0.39	$0.22	$0.69	$0.29

Weighted Average Shares Outstanding	216,398	217,152	216,565	216,762	216,403

Second Quarter 2023 Earnings Release

Appendix C

RPC has used the non-GAAP financial measures of earnings before interest, taxes, depreciation, and amortization (EBITDA) and adjusted earnings before interest, taxes, depreciation, and amortization (adjusted EBITDA) in today's earnings release and anticipates using EBITDA and adjusted EBITDA in today's earnings conference call. EBITDA and adjusted EBITDA should not be considered in isolation or as a substitute for net income or other performance measures prepared in accordance with GAAP.

RPC uses EBITDA and adjusted EBITDA as measures of operating performance because they allow us to compare performance consistently over various periods without regard to changes in our capital structure. Adjusted EBITDA is useful to compare operating performance net of unusual or non-recurring charges. We are also required to use EBITDA to report compliance with financial covenants under our revolving credit facility.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of net income, the most directly comparable GAAP measure, to EBITDA and adjusted EBITDA. This reconciliation also appears on RPC's investor website, which can be found on the Internet at rpc.net.

The Reconciliation of Net Income to EBITDA and Adjusted EBITDA is shown below:

	Three Months Ended			Six Months Ended
(In thousands)	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
Net Income	$65,013	$71,524	$46,939	$136,537	$62,018
Add:
Income tax provision	20,612	21,677	13,461	42,289	21,758
Interest expense	73	72	222	145	400
Depreciation and amortization	26,203	24,125	20,094	50,328	39,560
Less:
Interest income	2,698	1,855	128	4,553	143
EBITDA	$109,203	$115,543	$80,588	$224,746	$123,593
Add:
Pension settlement charges	911	17,375	-	18,286	-
Adjusted EBITDA	$110,114	$132,918	$80,588	$243,032	$123,593